Exhibit 99.1

Moelis & Company Reports First Quarter 2022 Financial Results;

Repurchased a Record 2.0 Million Shares During the First Quarter;

Declared Regular Quarterly Dividend of $0.60 Per Share

Record First Quarter GAAP and Adjusted Revenues

•
First quarter GAAP revenues of $302.1 million; first quarter Adjusted revenues of $298.2 million were up 13% from the prior year period
•
GAAP net income of $0.94 per share (diluted) for the first quarter of 2022; Adjusted net income of $0.95 per share (diluted) for the first quarter of 2022, including a $0.12 per share tax benefit
•
First quarter 2022 Adjusted pre-tax margin of 29.2%
•
Continued to execute on organic growth strategy:
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Added 17 Managing Directors year-to-date through internal development and key external hires
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Includes one Managing Director hired in Europe to strengthen our coverage of companies in the Business Services sector
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Strong pipeline of internal and external senior level talent
•
Fortress balance sheet with cash and short term investments of $301.5 million and no debt or goodwill
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During the first quarter, we repurchased a record of 2.0 million shares of our common stock; year-to-date, through April 26, have repurchased 2.4 million shares
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Declared quarterly dividend of $0.60 per share

NEW YORK, April 27, 2022 – Moelis & Company (NYSE: MC) today reported financial results for the quarter ended March 31, 2022. The Firm's first quarter 2022 GAAP revenues were $302.1 million as compared with $263.9 million in the prior year period. On an Adjusted basis, the Firm’s first quarter revenues of $298.2 million increased 13% over the prior year period and represented our strongest first quarter of revenues on record. The Firm reported first quarter 2022 GAAP net income of $73.6 million, or $0.94 per share (diluted). On an Adjusted basis, the Firm reported net income of $73.0 million or $0.95 per share (diluted) for the first quarter of 2022, which compares with $76.2 million of net income or $1.02 per share (diluted) in the prior year period. GAAP and Adjusted net income for the first quarter of 2022 include net tax benefits of $0.12 per share related to the settlement of share based awards.

"Our record first quarter revenues were driven by our fully integrated network of bankers coming together across all products, regions, and sectors to provide innovative solutions for our clients, especially in times of volatility. We are in the business of advising on significant decisions in all environments. The volatility we are seeing in the markets and across the world requires strategic decision making, which is fuel for our business. I remain confident in our ability to execute for our clients and our shareholders," said Ken Moelis, Chairman and Chief Executive Officer.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 90% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 10% is owned by other partners of Moelis & Company Group LP and is primarily subject to U.S. federal tax at the partner level (certain state and local and foreign income taxes are incurred at the company level). The Adjusted results included herein apply certain adjustments from our GAAP results, including the assumption that 100% of the Firm’s first quarter 2022 operating result was taxed at our corporate effective tax rate. We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands except per share data)	2022	2021	2022 vs. 2021 Variance	2022	2021	2022 vs. 2021 Variance

Revenues	$302,088	$263,866	14%	$298,208	$263,866	13%
Income (loss) before income taxes	87,192	75,622	15%	87,192	75,622	15%
Provision (benefit) for income taxes	13,598	(176)	N/M	14,176	(537)	N/M
Net income (loss)	73,594	75,798	-3%	73,016	76,159	-4%

Net income (loss) attributable to noncontrolling interests	7,879	9,269	-15%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$65,715	$66,529	-1%	$73,016	$76,159	-4%
Diluted earnings (loss) per share	$0.94	$1.00	-6%	$0.95	$1.02	-7%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned GAAP revenues of $302.1 million in the first quarter of 2022, as compared with $263.9 million in the prior year period, representing an increase of 14% and our largest first quarter of revenues on record. On an Adjusted basis, we achieved first quarter 2022 revenues of $298.2 million, which compares with $263.9 million of Adjusted revenues in the first quarter of 2021. This compares favorably with a negligible1 increase in the number of global completed M&A transactions in the same period. Our growth during the quarter was primarily driven by continued strength in our M&A activity with higher average fees earned.

We continued to execute on our strategy of organic growth. Since our last earnings release, we added one Managing Director in Europe to provide financial and strategic advice to companies in the Business Services sector. We continue to identify bankers who will excel on our platform and we have a robust pipeline of 2022 potential Managing Director hires.

Expenses

The following tables set forth information relating to the Firm’s operating expenses.

	GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands)	2022	2021	2022 vs. 2021 Variance	2022	2021	2022 vs. 2021 Variance

Expenses:
Compensation and benefits	$176,637	$156,499	13%	$175,943	$156,474	12%
% of revenues	58.5%	59.3%		59.0%	59.3%
Non-compensation expenses	$36,024	$34,924	3%	$36,024	$34,924	3%
% of revenues	11.9%	13.2%		12.1%	13.2%
Total operating expenses	$212,661	$191,423	11%	$211,967	$191,398	11%
% of revenues	70.4%	72.5%		71.1%	72.5%
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $212.7 million for the first quarter of 2022. On an Adjusted basis, operating expenses were $212.0 million, as compared with $191.4 million in the first quarter of 2021. The increase in operating expenses during the period was primarily associated with increased compensation and benefits expenses driven by higher revenues earned.

Compensation and benefits expenses on a GAAP basis were $176.6 million in the first quarter of 2022. Adjusted compensation and benefits expenses were $175.9 million in the first quarter of 2022 as compared with $156.5 million in the prior year period. The increase in Adjusted compensation and benefits expenses in the current year period is primarily attributable to a larger bonus expense accrual in 2022, associated with higher revenues earned as compared with the prior year period.

Non-compensation expenses on a GAAP and Adjusted basis were $36.0 million for the first quarter of 2022 as compared with $34.9 million for the prior year period. Our non-compensation expense ratio decreased from 13% in the prior year to 12% in the current year.

1 Source: Refinitiv as of April 5, 2022; includes all globally completed transactions greater than $100mm

Other Income (Expenses)

	GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands)	2022	2021	2022 vs. 2021 Variance	2022	2021	2022 vs. 2021 Variance

Other income (expenses)	$(2,235)	$3,179	N/M	$951	$3,154	-70%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Other income (expenses) on a GAAP basis was expense of $2.2 million for the first quarter of 2022, as compared with income of $3.2 million in the prior year period. On an Adjusted basis, other income was $0.9 million, as compared with $3.2 million in the prior year period. In the first quarter of 2022, we recorded unrealized losses of $3.9 million from the mark-to-market impact on certain shares held. The economics of the $3.9 million unrealized losses are included within Adjusted revenues. The adjustment did not impact our GAAP or Adjusted earnings per share.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 90% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax. Income on the remaining 10% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item. For Adjusted purposes, we have assumed that 100% of the Firm’s first quarter 2022 operating result was taxed at our corporate effective tax rate of 16.3%, which includes a tax benefit of approximately $9.5 million related to the delivery of equity-based compensation at a price above the grant price. Without the tax benefit of equity-based compensation, our effective corporate tax rate is 27.1%.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of March 31, 2022, we held cash and liquid investments of $301.5 million and had no debt or goodwill on our balance sheet.

We remain committed to returning 100% of our excess capital to shareholders. The Board of Directors of Moelis & Company declared a regular quarterly dividend of $0.60 per share. The $0.60 per share will be paid on June 8, 2022 to common stockholders of record on May 9, 2022. In addition, during the quarter ended March 31, 2022, we repurchased 2.0 million shares of our common stock for a total cost of $97.9 million. Included in this amount is the repurchase of 1.2 million restricted stock units for $58.8 million to settle tax liabilities and 0.8 million shares for $39.1 million in open market repurchases. Following the end of the quarter through April 26, we have repurchased approximately 0.4 million additional shares for a total cost of $16.5 million.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, April 27, 2022, accessible via telephone and the internet. Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our first quarter 2022 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-844-200-6205 (domestic) or 1-929-526-1599 (international) and using access code 137951. Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-866-813-9403 (domestic) or + 44 204-525-0658 (international); the conference number is 124957.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves its clients from 21 locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are based on certain assumptions and estimates and subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under "Risk Factors" discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, subsequent reports filed on Form 10-Q and our other filings with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

The Company prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (GAAP). From time to time, the Company may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by the Company are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. Adjusted results are a non-GAAP financial measure which provide additional information on management’s view of operating results. These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

The Company’s Adjusted revenues includes amounts reflected within other income (expenses) which are considered the equivalent of revenues for compensation. Such adjustments may include gains on founder investments where our employees and the Moelis advisory platform contributed meaningfully to the value creation; or the mark-to-market impact of equity instruments held by the Company that were originally received as payment for our banking services and included in revenues. We believe these adjustments are useful to allow comparability of period-to-period operating performance and compensation levels.

The Company’s Adjusted compensation and benefits expenses may include adjustments reflected within other income (expenses) associated with compensation awards forfeited due to the enforcement of non-compete provisions. Management views the credits associated with such forfeitures as an offset to compensation and benefits expenses since the Firm will utilize the forfeited economics to recruit and or retain talent. We believe the netted presentation of forfeiture credits and compensation expenses are useful to allow comparability of period-to-period operating performance.

The Company’s Adjusted other income (expenses) may exclude amounts related to revenues and compensation and benefits expenses discussed above and adjustments to our provision for income taxes, which are discussed below.

The Company’s Adjusted provision (benefit) for income taxes is adjusted to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rates for the periods presented. Adjusted provision (benefit) for income taxes periodically includes the tax impact related to the settlement of share-based awards, the reclassification of TRA liability adjustments, or adjustments to our deferred tax assets and liabilities that occur in connection with new tax legislation. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s Adjusted basic and diluted shares of Class A common stock outstanding is presented for each period as if all outstanding Class A partnership units have been exchanged into Class A common stock. The Adjusted presentation helps analysts, investors, and other stakeholders understand the effect of the Firm’s ownership structure on its results, including the impact of all the Firm’s income becoming subject to corporate-level tax.

Contacts

Investor Contact:	Media Contact:
Investor Relations	Alyssa Castelli
Moelis & Company	Moelis & Company
t: + 1 212 883 3800	t: + 1 212 883 3802
investor.relations@moelis.com	m: +1 646 341 0048
alyssa.castelli@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended March 31,
	2022	2021

Revenues	$302,088	$263,866

Expenses
Compensation and benefits	176,637	156,499
Occupancy	5,810	7,695
Professional fees	4,315	5,999
Communication, technology and information services	8,779	8,659
Travel and related expenses	7,643	1,610
Depreciation and amortization	2,039	1,449
Other expenses	7,438	9,512
Total Expenses	212,661	191,423

Operating income (loss)	89,427	72,443
Other income (expenses)	(2,235)	3,179
Income (loss) before income taxes	87,192	75,622
Provision (benefit) for income taxes	13,598	(176)
Net income (loss)	73,594	75,798

Net income (loss) attributable to noncontrolling interests	7,879	9,269
Net income (loss) attributable to Moelis & Company	$65,715	$66,529

Weighted-average shares of Class A common stock outstanding
Basic	64,824,347	60,932,966
Diluted	70,000,473	66,360,217
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.01	$1.09
Diluted	$0.94	$1.00

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended March 31, 2022
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Revenues	$302,088	$(3,880)	(a)	$298,208

Compensation and benefits	176,637	(694)	(b)	175,943
Other income (expenses)	(2,235)	3,186	(a)(b)	951

Income (loss) before income taxes	87,192	—		87,192
Provision (benefit) for income taxes	13,598	578	(c)	14,176
Net income (loss)	73,594	(578)		73,016

Net income (loss) attributable to noncontrolling interests	7,879	(7,879)	(d)	—
Net income (loss) attributable to Moelis & Company	$65,715	$7,301		$73,016

Weighted-average shares of Class A common stock outstanding
Basic	64,824,347	6,469,176	(d)	71,293,523
Diluted	70,000,473	6,469,176	(d)	76,469,649
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.01			$1.02
Diluted	$0.94			$0.95

(a)

Reflects a reclassification of $3.9 million of other expenses to revenues related to unrealized losses from the mark-to-market impact on shares received in lieu of cash as partial payment for advisory services provided on certain transactions.

(b)	Reflects a reclassification of $0.7 million of other income to compensation and benefits expense associated with the enforcement of non-compete provisions.

(c)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated. Our tax provision includes a tax benefit related to the settlement of share-based awards of $9.5 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 27.1%.

(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Three Months Ended March 31, 2021
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$156,499	$(25)	(a)	$156,474
Other income (expenses)	3,179	(25)	(a)	3,154

Income (loss) before income taxes	75,622	—		75,622
Provision (benefit) for income taxes	(176)	(361)	(b)	(537)
Net income (loss)	75,798	361		76,159

Net income (loss) attributable to noncontrolling interests	9,269	(9,269)	(c)	—
Net income (loss) attributable to Moelis & Company	$66,529	$9,630		$76,159

Weighted-average shares of Class A common stock outstanding
Basic	60,932,966	8,265,067	(c)	69,198,033
Diluted	66,360,217	8,265,067	(c)	74,625,284
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.09			$1.10
Diluted	$1.00			$1.02

(a)	Reflects a de minimis reclassification of other income to compensation and benefits expense associated with the forfeiture of fully-vested awards from the enforcement of non-compete provisions.

(b)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated. Our tax provision includes a tax benefit related to the settlement of share-based awards of $20.0 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 25.8%.

(c)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.